United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009 (April 30, 2009)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413

(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 30, 2009, the Compensation Committee  ("the Committee") of the Board of Directors of ePlus inc. ("the Company") adopted the ePlus inc. Executive Incentive Plan ("the Plan"), effective April 1, 2009.  The Plan provides for the payment of performance-based cash incentive compensation to eligible executive employees.

The Plan is administered by the Committee, which has full authority to determine the participants in the Plan, the terms and amounts of each participant’s minimum, target and maximum awards, and the period during which the performance is to be measured.

The Committee will determine the corporate, unit and individual performance objectives to be achieved.  Awards in the form of annual cash payments will be based on the level of attainment of the applicable performance objectives.  The criteria upon which the performance goals shall be based will be determined by the Committee at its discretion.

The award amount payable is a percentage of base salary based on the level of attainment of the applicable performance goals as set forth in the participant’s award agreement.  The Committee may not waive or amend performance goals or increase the amount payable pursuant to awards after the performance goals have been established but has discretionary authority to reduce the amount that would otherwise be payable with respect to any award.  If a participant’s employment with the Company terminates due to death, disability or retirement, the Committee may in its discretion make a payment to the participant or his beneficiary, as the case may be, up to an amount equal to the value of the target award for the relevant performance period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of months (including partial months) in the period beginning on the first day of the relevant performance period and ending with the date as of which the participant’s employment with the Company so terminated, and the denominator of which is the number of months in such performance period.

For the fiscal year 2010, the Committee has selected Phillip G. Norton (President and Chief Executive Officer), Bruce M. Bowen (Executive Vice President), Elaine D. Marion (Chief Financial Officer) and Steven J. Mencarini (Senior Vice President) as participants in the Plan.  The 2010 performance criteria and their relative weights for Messrs. Norton, Bowen and Mencarini are as follows: company financial performance, 66.6%; and individual performance, 33.3%.  For Ms. Marion, the 2010 performance criteria is based 50% on company financial performance and 50% on individual performance.  The company financial performance will be based on the Company’s net earnings before taxes for the 2010 fiscal year as stated in the Company’s Form 10-K for such year, as compared to the Company’s budget.  Such earnings will be adjusted to exclude the following: (i) the incentive compensation accrued by the Company under the Plan, (ii) all items of income, gain or loss determined by the Board to be extraordinary or unusual in nature and not incurred or realized in the ordinary course of business, and (iii) any income, gain or loss attributable to the business operations of any entity acquired by the Company during the 2010 fiscal year.  The cash incentive compensation for fiscal year 2010 can range from 0% to a maximum of 50% of the executive’s base salary.

A complete copy of the Plan is filed with this Current Report as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report:

Exhibit No.	Description

10.1	ePlus inc. Executive Incentive Plan, effective April 1, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Date: May 5, 2009	Chief Financial Officer

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